EXHIBIT 10.1

NORTH CAROLINA
                                LEASE AGREEMENT
                                ---------------
GUILFORD COUNTY

       THIS LEASE AGREEMENT, made and entered into this 1st day of June, 1997, by and between Miracle Marine, Inc., a North Carolina Corporation, hereinafter called the "Lessor", and Market America, Inc. a North Carolina Corporation, hereinafter called the "Lessee";

                              W I T N E S S E T H:

       That in consideration of the covenants, conditions and agreements hereinafter contained, Lessor does hereby lease to Lessee, and Lessee does hereby rent from Lessor the premises more particularly described as follows:

       For description see attached Exhibit A.

       TO HAVE AND TO HOLD said property, together with all privileges and appurtenances thereunto belonging to Lessee, his successors and assigns, for the term and under the conditions hereinafter set forth, to-wit:

       1. Term. The term of this Lease shall be for a period commencing on the 1st day that Lessee has possession of said property and ending on the 30th day of the first full month five years thereafter.

       2. RENEWAL. If this Lease shall not have been canceled pursuant to the provisions hereinafter set forth and if Lessee shall, during the original term hereof, keep and perform each and every covenant, provision and agreement herein contained, and provided that Lessee shall not be in default under any of the terms, covenants or conditions of this Lease at the end of the term, then Lessee

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may, at his option, renew this lease for any additional term of five (5) years.
If, during the first additional five (5) year term, this Lease shall not have been canceled pursuant to the provisions hereinafter set forth and if Lessee shall, during the first additional five (5) year term hereof, keep and perform each and every covenant, provision and agreement herein contained, and provided that Lessee shall not be in default under any of the terms, covenants or conditions of this Lease at the end of said term, then Lessee may, at his option, renew this lease for an additional term of five (5) years. If the above conditions are met by Lessee, then Lessee may, at his option, renew this lease for two additional five (5) year terms (three (3) total five years renewal options).

       Unless Lessee gives written notice to Lessor of his intention not to exercise its right to renew for the three additional five (5) years of the Lease, within sixty (60) days prior to the date of termination of the original term or any subsequent renewal term, then this Lease shall automatically be renewed for an additional five year term.

       3.  RENTAL.

       A. As rental for said property, Lessee shall pay to Lessor or Lessor's agent, without notice or demand therefore, the sum of Twenty Thousand Dollars and 00 cents ($20,000.00 per month) "Base Rent" in lawful money of the United States in equal monthly installments, each in advance, on the first day of each month, during the term of this lease, and payment for the first month of leasing shall be made upon the date Lessor shall have made the property available for possession by the Lessee. Rent for any partial month shall be paid in advance at that daily rate equal to the monthly Base Rent divided by the number of days in the month for which such rent is due. Lessee shall pay to Lessor any and all revenues received from chartering or otherwise subletting the property.

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       4. LATE CHARGE. If Lessor does not receive the rental payment within fifteen (15) days from when due, Lessee shall pay to Lessor a late charge of five percent (5%) of any outstanding balance, including previously unpaid balances, of the payment due to cover costs of securing and processing any late payments.

       5. TAXES. Lessee shall pay all personal property ad valorem taxes and assessments which may be levied, assessed or charged against the demised premises. Lessee shall pay all license, privilege or other taxes levied, assessed or charged against it on account of the operation of its business or on account of personal property belonging to Lessee, provided that Lessor and Lessee respectively shall be entitled either prior to or subsequent to payment to contest as improper, excessive or invalid any such taxes or assessments. Taxes will be escrowed and Lessee will pay 1/12th of the annual taxes along with the rent payment.

       6. FUEL. Lessee shall pay all charges for generators/batteries which supply electrical power, fuel oil, natural gas, water, and any other "utilities" consumed on the personal property.

       7. REPAIRS AND MAINTENANCE. Lessee shall, during the term of this Lease, and any renewal or extension thereof, at its sole expense, keep the interior of the leased premises in good order and repair, reasonable wear and tear and damage by accidental fire or other casualty excepted. Lessee shall not knowingly permit or willingly permit to be committed any act or thing contrary to the rules and regulations prescribed from time to time by the Board of Health or which shall be contrary to the rules and regulations of Federal, State or Municipal authority.

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       Lessee's duty to repair and maintain shall include the replacement of all light bulbs and broken glass in windows in those areas that it occupies as the leased premises. Lessee shall maintain in good working order and repair all facilities and other fixtures and equipment installed for the general supply of hot water and cold water, heat, air conditioning and electricity.

       Lessee, during the term of this Lease, or any renewal or extension thereof, shall keep the structural supports of the personal property in good order and repair

       8. ALTERATIONS AND ADDITIONS. Lessee shall have the right to make changes, improvements, alterations or additions to the areas which it leases, subject to the following conditions.

       9. INSURANCE. Lessee shall at all times during the term of this Lease and any renewal period thereof, at his own cost and expense, insure and keep in effect on the personal property standard fire and extended coverage insurance with a company authorized to do business in the United States. Fire and liability insurance premiums will be escrowed and Lessee will pay 1/12 of the annual premiums along with the rent payment. In addition thereto, Lessee shall insure any of its equipment, machinery, and other assets located on the personal property in such amount and against such risks as it may deem advisable. Lessee shall, during the term of this Lease Agreement or any renewal thereof, carry and maintain comprehensive public liability insurance, including property damage,

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insuring Lessee and Lessor against liability for injuries to persons or property occurring in or about the leased premises or common areas or arising out of the ownership, maintenance, use or occupancy thereof. The liability of this insurance shall not be less than TWO MILLION DOLLARS ($2,000,000.00) for any one person injured or killed and not less than ONE MILLION EIGHT HUNDRED THOUSAND
AND NO/100 DOLLARS ($1,800,000,00) for property damage. Lessor and Lessee and all parties claiming under them hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazard covered by insurance on the leased property, or covered by insurance in connection with property on or activities conducted on the leased property, regardless of the cause of the damage or loss, and the parties each agree to have their respective insurance companies waive, if possible, in writing and for the express benefit of the others any rights of subrogation that the companies may have, if at all, against the Lessor or Lessee, as the case may be.

       10. INDEMNIFICATION. With the exception of claims arising out of acts of negligence of Lessor, its agents or employees, Lessee covenants and agrees that at its sole expense, it will protect Lessor and save Lessor harmless from all claims of all persons whomsoever arising from or out of the use or occupancy of the leased premises by Lessee or Lessee's agents or employees, or subleases, including the reimbursement of Lessor of all reasonable expenses incurred in defending such claim.

       11. FIRE OR OTHER CASUALTY LOSS. If the leased property should become partially damaged by fire or other casualty during the base term of this Lease or any renewal thereof, Lessor shall repair the same at his own expense with reasonable dispatch, and if as a result thereof the premises hereby leased shall be partially unsuitable or unfit for Lessee's purpose or use, then and in such event, the rent herein reserved shall be reduced in proportion to the space not usable until such premises have been repaired and restored.

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       12. RIGHT OF ENTRY. Lessee agrees that Lessor, Lessor's agents or other representatives, shall have the right without abatement or rent, to enter into and upon the leased premises, or any part thereof, during regular business hours for the purpose of examining same or making such repairs or alteration to the leased premises as may be necessary for the safety and preservation thereof, provided, however, that such examinations, repairs or alterations (unless of an emergency nature) shall be made as to cause a minimum of interference to the operation of Lessee's business conducted in or on the leased premises.

       13. DEFAULT. The happening of one or both (A or B) of the following listed events shall constitute a breach of this Lease Agreement on the part of the Lessee, namely:

              A. The failure of Lessee to pay rent payable under this Lease Agreement within ten (10) days following written notice from Lessor of failure to pay the full monthly rental on the first day of any rental month. After such notice has been given to Lessee a total of three times, no further notice shall be required if Lessee subsequently defaults in payment of any monthly rental payment next due thereafter.

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              B. The failure of Lessee to fully and promptly perform any act required under this Lease or to otherwise comply with any terms or provisions hereof for thirty (30) days or more after written notice given to Lessee by Lessor notifying of said default. In all matters in this Agreement, time is of the essence.

       Upon the happening of any event of default by Lessee, Lessor, if Lessor shall elect, may either (1) terminate the terms of this Lease Agreement, or (2) terminate Lessee's right to possession to occupancy of the premises without terminating the term of this Lease Agreement, and, in the event Lessor shall exercise such second right of election, the same shall be effective as of twenty
(20) days after the date of such event of default.

       If Lessor shall elect to terminate the terms of this Lease Agreement, Lessor, upon such termination, shall be entitled to recover of Lessee all accrued rent due and payable at the time of such default, plus any rents paid in advance, which shall be applied to any balance due Lessor, of whatever kind, or in the alternative, as liquidated damages forfeited to Lessor without waiver of any other rights or remedies of Lessor. If Lessor shall elect to terminate the terms of the Lease Agreement then after all accrued rents are paid the Lessor and any funds owed to Lessor on account of any other terms of this Lease are paid then Lessees obligations and liability under this Lease shall terminate.

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       If Lessor shall elect to terminate Lessee's right to possession only without terminating the term of this Lease, Lessor at Lessor's option, may enter into the premises, remove Lessee's property, and hold possession of and sell the same and apply the proceeds first to the cost of sale; second to rents and damages due Lessor, and the surplus, if any, shall be paid to Lessee without such entry and possession or sale terminating the term of this Lease or otherwise releasing Lessee in full or in part from its obligation to pay the rent herein reserved for the full term hereof, and in such case Lessee shall remain liable to Lessor for all rents due under this Lease. However, Lessor will make reasonable efforts to relet the property or any part thereof at a reasonable rent to any person, firm or corporation other than Lessee. If any rent collected by Lessor upon such reletting is not sufficient to pay monthly the full amount theretofore paid by Lessee, Lessee shall pay to Lessor the amount of each monthly deficiency upon demand, and, if the rent so collected from such reletting is more than sufficient to pay the full amount of the rent reserved hereunto, Lessor shall, at the end of the stated term hereof, apply any surplus to the extent thereof to the discharge f any obligation for Lessee under the terms of this Lease, and any remaining surplus shall be paid to Lessee. However, nothing herein shall render Lessee liable for any greater sum than would be payable if Lessee were not in default under the Lease.

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       14. Bankruptcy. In the event Lessee shall be adjudicated a bankrupt, or a temporary or permanent receiver is appointed for the Lessee in any Federal or State Court, or petition in insolvency or liquidation proceedings is filed against Lessee which shall not be dismissed within ninety (90) days, Lessor shall have the right at his option, to immediately declare this contract and lease null and void and resume possession of the property. In addition, Lessor shall be entitled to recover reasonable attorneys fees incurred by the Lessor in any proceeding protecting its rights under this paragraph.

       15. SUBORDINATION - ATTORNMENT. This Lease shall be deemed subject and subordinate to any lease which may heretofore or hereafter be executed by Lessor covering the property, unless other written arrangements are agreed to by both parties.

       16.  RELATIONSHIP BETWEEN PARTIES

       This Lease shall not be construed to create a partnership, joint venture, or agency relationships between the parties hereto.

       17. NOTICES. Whenever in the lease it is provided that either the Lessor or the Lessee may or shall give written notice to the other party, such notice shall be deemed sufficiently given and effective if mailed by overnight mail or registered mail, return receipt requested.

       18. LEASE BINDING UPON HEIRS. The terms, covenants, conditions, provisions and undertakings in this Lease shall extend to and be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of such party, as if in each and every case so expressed.

       19. RENOVATIONS. All renovations and modifications to the property will be paid by Lessee.

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       IN WITNESS WHEREOF, Lessor and Lessee have each executed this Lease
Agreement for the purposes and uses herein stated, in duplicate originals on the day and year first above written.

                            LESSOR:


                            ____________________________
                            MIRACLE MARINE, INC.



                            ____________________________(SEAL)
                            MARKET AMERICA, INC.






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NORTH CAROLINA

GUILFORD COUNTY

       I, Ms. Bonnie Loyd, a Notary Public for said County and State, do hereby certify that Mr. James H. Ridinger and Mr. Joe Boylard, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

       Witness my hand and official seal, this the 12, day of August, 1997.


                                                ________________________
                                                Notary Public


My commission expires:  _________________